Exhibit 99
NextEra Energy Partners, LP
Media Line: 561-694-4442
Oct. 21, 2020

FOR IMMEDIATE RELEASE

NextEra Energy Partners, LP reports third-quarter 2020 financial results
•Grows distributions approximately 15% year-over-year
•Year-to-date cash available for distribution increased 50% versus 2019
•Successfully uses low-cost financing to complete the conversion of approximately $300 million of convertible debt into NextEra Energy Partners common units
•Completes first two organic growth investments ahead of schedule and on budget
•Remains on track to achieve long-term distribution growth objectives

JUNO BEACH, Fla. - NextEra Energy Partners, LP (NYSE: NEP) today reported third-quarter 2020 net income attributable to NextEra Energy Partners of $56 million. NextEra Energy Partners also reported third-quarter 2020 adjusted EBITDA of $312 million and cash available for distribution (CAFD) of $162 million.

NextEra Energy Partners' management uses adjusted EBITDA and CAFD, which are non-GAAP financial measures, internally for financial planning, analysis of performance and reporting of results to the board of directors. NextEra Energy Partners also uses these measures when communicating its financial results and earnings outlook to analysts and investors. The attachments to this news release include a reconciliation of historical adjusted EBITDA and CAFD to net income, which is the most directly comparable GAAP measure.

"NextEra Energy Partners' portfolio performed well during the third quarter and delivered results in line with expectations," said Jim Robo, chairman and chief executive officer. "On a year-to-date basis, adjusted EBITDA and CAFD have increased by 16% and 50%, respectively, versus 2019, highlighting the strength and diversity of NextEra Energy Partners' long-term contracted clean energy portfolio. We were pleased to successfully complete NextEra Energy Partners' first two organic growth investments. The ability to complete these transactions as planned despite the challenges created by the pandemic is a testament to the best-in-class engineering and construction team that NextEra Energy Partners is able to leverage to execute its organic investments. We continue to expect to execute on additional attractive organic growth opportunities as the NextEra Energy Partners' portfolio expands. With significant expected long-term renewables growth, combined with the strength of the partnership's existing portfolio and continued access to low-cost sources of capital, we continue to believe NextEra Energy Partners is uniquely positioned to take advantage of the disruptive factors reshaping the energy industry. We continue to believe NextEra Energy Partners offers a compelling investor value proposition, and we look forward to delivering on that potential over the coming years."

Convertible debt financing conversion
During September, NextEra Energy Partners completed the successful conversion of approximately $300 million of convertible debt into roughly 5.7 million common units. This financing, combined with a related capped call that NextEra Energy Partners entered into at the time of the debt issuance, generated significant value for unitholders. Following receipt of the capped call settlement, the debt had a roughly zero-dollar, three-year cumulative cash cost. Relative to issuing equity at the time of the financing, 25% fewer units were issued and NextEra Energy Partners generated approximately $50 million in cumulative cash savings. The convertible debt financing highlights the value of NextEra Energy Partners' utilizing low-cost financing products to support growth and efficiently issue equity over time.

Organic growth investments
NextEra Energy Partners has successfully completed its first two organic growth investments ahead of schedule and on budget. The repowering of the 175-megawatt (MW) Northern Colorado wind project was recently placed in service. The repowering provides multiple benefits to NextEra Energy Partners, including increased production, an uplift in project cash flow, longer asset life and lower operations and maintenance costs. The remaining 100 MW of wind repowering remains on track to be in service later this year. In addition, the backup compression capacity on the Texas Pipelines reached commercial operation during the third quarter. This expansion opportunity is supported by a long-term contract and is expected to deliver attractive returns to unitholders.

Quarterly distribution declaration
The board of directors of NextEra Energy Partners declared a quarterly distribution of $0.5950 per common unit (corresponding to an annualized rate of $2.38 per common unit) to the unitholders of NextEra Energy Partners. With the declaration, the distribution has grown approximately 15% on an annualized basis versus the third quarter of 2019. The distribution will be payable on Nov. 13, 2020, to unitholders of record as of Nov. 5, 2020.

Outlook
NextEra Energy Partners' expectations of run-rate adjusted EBITDA and CAFD for year-end 2020 remain unchanged. NextEra Energy Partners continues to expect a Dec. 31, 2020, run rate for adjusted EBITDA in a range of $1.225 billion to $1.4 billion and CAFD in a range of $560 million to $640 million, reflecting calendar year 2021 expectations for the portfolio at year-end 2020.

From a base of its fourth-quarter 2019 distribution per common unit at an annualized rate of $2.14 per common unit, NextEra Energy Partners continues to expect 12% to 15% per year growth in limited partner distributions as being a reasonable range of expectations through at least 2024, subject to the usual caveats. NextEra Energy Partners expects the annualized rate of the fourth-quarter 2020 distribution, which is payable in February 2021, to be in a range of $2.40 to $2.46 per common unit. As previously disclosed, NextEra Energy Partners expects to be able to achieve its long-term distribution growth expectations without the need for additional asset acquisitions until 2022.

These expectations include the impact of incentive distribution rights fees, as these fees are treated as an operating expense.

Adjusted EBITDA, CAFD, limited partner distribution and other expectations assume, among other things, normal weather and operating conditions; public policy support for wind and solar development and construction; market demand and transmission expansion support for wind and solar development; market demand for pipeline capacity; and access to capital at reasonable cost and terms. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results. Adjusted EBITDA and CAFD do not represent substitutes for net income, as prepared in accordance with GAAP. The adjusted EBITDA and CAFD run-rate expectations have not been reconciled to GAAP net income because NextEra Energy Partners' GAAP net income includes unrealized mark-to-market gains and losses related to derivative transactions, which cannot be determined at this time.

As previously announced, NextEra Energy Partners' third-quarter 2020 conference call is scheduled for 9 a.m. ET today. Also discussed during the call will be third-quarter 2020 financial results for NextEra Energy, Inc. (NYSE: NEE). The listen-only webcast will be available on the website of NextEra Energy Partners by accessing the following link: www.NextEraEnergyPartners.com/FinancialResults. The news release and the slides accompanying the presentation may be downloaded at www.NextEraEnergyPartners.com/FinancialResults, beginning at 7:30 a.m. ET today. A replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy Partners, LP
NextEra Energy Partners, LP (NYSE: NEP) is a growth-oriented limited partnership formed by NextEra Energy, Inc. (NYSE: NEE). NextEra Energy Partners acquires, manages and owns contracted clean energy projects with stable, long-term cash flows. Headquartered in Juno Beach, Florida, NextEra Energy Partners owns interests in geographically diverse wind and solar projects in the U.S. as well as natural gas infrastructure assets in Texas and Pennsylvania. For more information about NextEra Energy Partners, please visit: www.NextEraEnergyPartners.com.

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Cautionary Statements and Risk Factors That May Affect Future Results

This news release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy Partners, LP (together with its subsidiaries, NEP) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NEP’s control. Forward-looking statements in this news release include, among others, statements concerning adjusted EBITDA, cash available for distributions (CAFD) and unit distribution expectations, as well as statements concerning NEP's future operating performance and financing needs. In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “may result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions. You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance. The future results of NEP and its business and financial condition are subject to risks and uncertainties that could cause NEP’s actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties could require NEP to limit or eliminate certain operations. These risks and uncertainties include, but are not limited to, the following: NEP's ability to make cash distributions to its unitholders is affected by wind and solar conditions at its renewable energy projects; NEP's business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather; Operation and maintenance of renewable energy projects involve significant risks that could result in unplanned power outages, reduced output, personal injury or loss of life; Natural gas gathering and transmission activities involve numerous risks that may result in accidents or otherwise affect NEP’s pipeline operations; NEP depends on certain of the renewable energy projects and pipelines in its portfolio for a substantial portion of its anticipated cash flows; NEP is pursuing the expansion of natural gas pipelines and the repowering of wind projects that will require up-front capital expenditures and expose NEP to project development risks; Terrorist acts, cyberattacks or other similar events could impact NEP's projects, pipelines or surrounding areas and adversely affect its business; The ability of NEP to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. NEP's insurance coverage does not insure against all potential risks and it may become subject to higher insurance premiums; Warranties provided by the suppliers of equipment for NEP's projects may be limited by the ability of a supplier to satisfy its warranty obligations, or by the terms of the warranty, so the warranties may be insufficient to compensate NEP for its losses; Supplier concentration at certain of NEP's projects may expose it to significant credit or performance risks; NEP relies on interconnection, transmission and other pipeline facilities of third parties to deliver energy from its renewable energy projects and to transport natural gas to and from its pipelines. If these facilities become unavailable, NEP's projects and pipelines may not be able to operate or deliver energy or may become partially or fully unavailable to transport natural gas; NEP's business is subject to liabilities and operating restrictions arising from environmental, health and safety laws and regulations, compliance with which may require significant capital expenditures, increase NEP’s cost of operations and affect or limit its business plans; NEP's renewable energy projects or pipelines may be adversely affected by legislative changes or a failure to comply with applicable energy and pipeline regulations; Petroleos Mexicanos (Pemex) may claim certain immunities under the Foreign Sovereign Immunities Act and Mexican law, and the Texas pipeline entities' ability to sue or recover from Pemex for breach of contract may be limited and may be exacerbated if there is a deterioration in the economic relationship between the U.S. and Mexico; NEP does not own all of the land on which the projects in its portfolio are located and its use and enjoyment of the property may be adversely affected to the extent that there are any lienholders or land rights holders that have rights that are superior to NEP's rights or the U.S. Bureau of Land

Management suspends its federal rights-of-way grants; NEP is subject to risks associated with litigation or administrative proceedings that could materially impact its operations, including, but not limited to, proceedings related to projects it acquires in the future; NEP's cross-border operations require NEP to comply with anti-corruption laws and regulations of the U.S. government and Mexico; NEP is subject to risks associated with its ownership or acquisition of projects or pipelines that are under construction, which could result in its inability to complete construction projects on time or at all, and make projects too expensive to complete or cause the return on an investment to be less than expected; NEP relies on a limited number of customers and is exposed to the risk that they may be unwilling or unable to fulfill their contractual obligations to NEP or that they otherwise terminate their agreements with NEP; NEP may not be able to extend, renew or replace expiring or terminated power purchase agreements (PPA), natural gas transportation agreements or other customer contracts at favorable rates or on a long-term basis; If the energy production by or availability of NEP's renewable energy projects is less than expected, they may not be able to satisfy minimum production or availability obligations under their PPAs; NEP's growth strategy depends on locating and acquiring interests in additional projects consistent with its business strategy at favorable prices; Lower prices for other fuel sources may reduce the demand for wind and solar energy; Reductions in demand for natural gas in the United States or Mexico and low market prices of natural gas could materially adversely affect NEP’s pipeline operations and cash flows; Government laws, regulations and policies providing incentives and subsidies for clean energy could be changed, reduced or eliminated at any time and such changes may negatively impact NEP's growth strategy; NEP's growth strategy depends on the acquisition of projects developed by NextEra Energy, Inc. (NEE) and third parties, which face risks related to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements; Acquisitions of existing clean energy projects involve numerous risks; Renewable energy procurement is subject to U.S. state regulations, with relatively irregular, infrequent and often competitive procurement windows; NEP may continue to acquire other sources of clean energy and may expand to include other types of assets. Any further acquisition of non-renewable energy projects may present unforeseen challenges and result in a competitive disadvantage relative to NEP's more-established competitors; NEP faces substantial competition primarily from regulated utilities, developers, independent power producers, pension funds and private equity funds for opportunities in North America; The natural gas pipeline industry is highly competitive, and increased competitive pressure could adversely affect NEP's business; NEP may not be able to access sources of capital on commercially reasonable terms, which would have a material adverse effect on its ability to consummate future acquisitions; Restrictions in NEP and its subsidiaries' financing agreements could adversely affect NEP's business, financial condition, results of operations and ability to make cash distributions to its unitholders; NEP's cash distributions to its unitholders may be reduced as a result of restrictions on NEP's subsidiaries’ cash distributions to NEP under the terms of their indebtedness or other financing agreements; NEP's subsidiaries’ substantial amount of indebtedness may adversely affect NEP's ability to operate its business, and its failure to comply with the terms of its subsidiaries' indebtedness could have a material adverse effect on NEP's financial condition; NEP is exposed to risks inherent in its use of interest rate swaps; NEE has influence over NEP; Under the cash sweep and credit support agreement, NEP receives credit support from NEE and its affiliates. NEP's subsidiaries may default under contracts or become subject to cash sweeps if credit support is terminated, if NEE or its affiliates fail to honor their obligations under credit support arrangements, or if NEE or another credit support provider ceases to satisfy creditworthiness requirements, and NEP will be required in certain circumstances to reimburse NEE for draws that are made on credit support; NextEra Energy Resources, LLC (NEER) or one of its affiliates is permitted to borrow funds received by NEP's subsidiaries and is obligated to return these funds only as needed to cover project costs and distributions or as demanded by NextEra Energy Operating Partners’ (NEP OpCo) . NEP's financial condition and ability to make distributions to its unitholders, as well as its ability to grow distributions in the future, is highly dependent on NEER’s performance of its obligations to return all or a portion of these funds; NEP may not be able to consummate future acquisitions; NEER's right of first refusal may adversely affect NEP's ability to consummate future sales or to obtain favorable sale terms; NextEra Energy Partners GP, Inc. (NEP GP) and its affiliates may have conflicts of interest with NEP and have limited duties to NEP and its unitholders; NEP GP and its affiliates and the directors and officers of NEP are not restricted in their ability to compete with NEP, whose business is subject to certain restrictions; NEP may only terminate the Management Services Agreement among, NEP, NextEra Energy Management Partners, LP (NEE Management), NEP OpCo and NextEra Energy Operating Partners GP, LLC (NEP OpCo GP) under certain specified conditions; If the agreements with NEE Management or NEER are terminated, NEP may be unable to contract with a substitute service provider on similar terms; NEP's arrangements with NEE limit NEE’s potential liability, and NEP has agreed to indemnify NEE against claims that it may face in connection with such arrangements, which may lead NEE to assume greater risks when making decisions relating to NEP than it otherwise would if acting solely for its own account; NEP's ability to make distributions to its unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners; If NEP incurs material tax liabilities, NEP's distributions to its unitholders may be reduced, without any corresponding reduction in the amount of the IDR fee; Holders of NEP’s units may be subject to voting restrictions; NEP’s partnership agreement replaces the fiduciary duties that NEP GP and NEP’s directors and officers might have to holders of its common units with contractual standards governing their duties; NEP’s partnership agreement restricts the remedies available to holders of NEP's common units for actions taken by NEP’s directors or NEP GP that might otherwise constitute breaches of fiduciary duties; Certain of NEP’s actions require the consent of NEP GP; Holders of NEP's common units and preferred units currently cannot remove NEP GP without NEE’s consent; NEE’s interest in NEP GP and the control of NEP GP may be transferred to a third party without unitholder consent; The IDR fee may be assigned to a third party without unitholder consent; NEP may issue additional units without unitholder approval, which would dilute unitholder interests; Reimbursements and fees owed to NEP GP and its affiliates for services provided to NEP or on NEP's behalf will reduce cash distributions from NEP OpCo and from NEP to NEP's unitholders, and there are no limits on the amount that NEP OpCo may be required to pay; Discretion in establishing cash reserves by NEP OpCo GP may reduce the amount of cash distributions to unitholders; NEP OpCo can borrow money to pay distributions, which would reduce the amount of credit available to operate NEP's business; Increases in interest rates could adversely impact the price of NEP's common units, NEP's ability to issue equity or incur debt for acquisitions or other purposes and NEP's ability to make cash distributions to its unitholders; The liability of holders of NEP's units, which represent limited partnership interests in NEP, may not be limited if a court finds that unitholder action constitutes control of NEP's business; Unitholders may have liability to repay distributions that were wrongfully distributed to them; Provisions in NEP’s partnership agreement may discourage or delay an acquisition of NEP that NEP unitholders may consider favorable, which could decrease the value of NEP's common units, and could make it more difficult for NEP unitholders to change the board of directors; The New York Stock Exchange does not require a publicly traded limited partnership like NEP to comply with certain of its corporate governance requirements; The issuance of preferred units or other securities convertible into common units may affect the market price for NEP’s common units, will dilute common unitholders’ ownership in NEP and may decrease the amount of cash available for distribution for each common unit; The preferred units have rights, preferences and privileges that are not held by, and will be preferential to the rights of, holders of the common units; NEP's future tax liability may be greater than expected if NEP does not generate net operating losses (NOLs) sufficient to offset taxable income or if tax authorities challenge certain of NEP's tax positions; NEP's ability to use NOLs to offset future income may be limited; NEP will not have complete control over NEP's tax decisions; A valuation allowance may be required for NEP's deferred tax assets; Distributions to unitholders may be taxable as dividends; and, The coronavirus pandemic may have a material adverse impact on NEP's business, financial condition, liquidity, results of operations and ability to make cash distributions to its unitholders. NEP discusses these and other risks and uncertainties in its annual report on Form 10-K for the year ended December 31, 2019 and other SEC filings, and this news release should be read in conjunction with such SEC filings made through the date of this news release. The forward-looking statements made in this news release are made only as of the date of this news release and NEP undertakes no obligation to update any forward-looking statements.

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(millions, except per unit amounts)
(unaudited)
PRELIMINARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
OPERATING REVENUES
Renewable energy sales	$187	$201	$546	$494
Texas pipelines service revenues	53	52	159	155
Total operating revenues	240	253	705	649
OPERATING EXPENSES
Operations and maintenance	93	90	273	247
Depreciation and amortization	68	68	200	192
Taxes other than income taxes and other	11	7	25	20
Total operating expenses - net	172	165	498	459
OPERATING INCOME	68	88	207	190
OTHER INCOME (DEDUCTIONS)
Interest expense	93	(372)	(730)	(735)
Equity in earnings of equity method investees	44	21	91	29
Equity in earnings (losses) of non-economic ownership interests	11	1	(7)	(10)
Other - net	4	1	4	3
Total other income (deductions) - net	152	(349)	(642)	(713)
INCOME (LOSS) BEFORE INCOME TAXES	220	(261)	(435)	(523)
INCOME TAX EXPENSE (BENEFIT)	25	(18)	(37)	(35)
NET INCOME (LOSS)	195	(243)	(398)	(488)
Net income attributable to preferred distributions	(1)	(2)	(5)	(14)
Net loss (income) attributable to noncontrolling interests	(138)	173	284	380
NET INCOME (LOSS) ATTRIBUTABLE TO NEXTERA ENERGY PARTNERS, LP	$56	$(72)	$(119)	$(122)

Earnings (loss) per common unit attributable to NextEra Energy Partners, LP - basic	$0.83	$(1.21)	$(1.80)	$(2.12)
Earnings (loss) per common unit attributable to NextEra Energy Partners, LP - assuming dilution	$0.76	$(1.21)	$(1.80)	$(2.12)

NEXTERA ENERGY PARTNERS, LP
Reconciliation of Net Income (Loss) to Adjusted EBITDA and Cash Available for Distribution (CAFD)
(millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$195	$(243)	$(398)	$(488)
Add back:
Depreciation and amortization	68	68	200	192
Interest expense	(93)	372	730	735
Income taxes	25	(18)	(37)	(35)
Tax credits	105	118	352	345
Amortization of intangible assets - PPAs	26	25	77	46
Noncontrolling interests in Silver State and NET Mexico	(23)	(22)	(47)	(31)
Equity in losses (earnings) of non-economic ownership interests	(11)	(1)	7	10
Depreciation and interest expense included within equity in earnings of equity method investees	19	17	68	48
Other	1	(1)	3	2
Adjusted EBITDA	$312	$315	$955	$824
Tax credits	(105)	(118)	(352)	(345)
Other - net	(5)	(1)	(3)	(4)
Cash available for distribution before debt service payments	$202	$196	$600	$475
Cash interest paid	(58)	(58)	(153)	(141)
Debt repayment principal(a)	18	9	18	(25)
Cash available for distribution	$162	$147	$465	$309
__________________________
(a)    Includes normal principal payments, including distributions/contributions to/from tax equity investors and payments to convertible equity portfolio investors.

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(unaudited)
PRELIMINARY

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$95	$128
Accounts receivable	89	79
Other receivables	166	173
Due from related parties	89	17
Inventory	25	20
Other current assets	16	16
Total current assets	480	433
Non-current assets:
Property, plant and equipment - net	7,047	6,970
Intangible assets – PPAs - net	1,577	1,655
Intangible assets – customer relationships - net	614	627
Goodwill	609	609
Investments in equity method investees	1,617	1,653
Deferred income taxes	258	172
Other non-current assets	130	137
Total non-current assets	11,852	11,823
TOTAL ASSETS	$12,332	$12,256
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$179	$122
Due to related parties	66	58
Current portion of long-term debt	13	12
Accrued interest	20	40
Derivatives	19	1
Accrued property taxes	21	21
Other current liabilities	45	47
Total current liabilities	363	301
Non-current liabilities:
Long-term debt	3,890	4,132
Asset retirement obligation	144	139
Derivatives	1,001	417
Non-current due to related party	34	34
Other non-current liabilities	177	167
Total non-current liabilities	5,246	4,889
TOTAL LIABILITIES	5,609	5,190
COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred units (2.9 and 4.7 units issued and outstanding, respectively)	112	183
Common units (73.0 and 65.5 units issued and outstanding, respectively)	2,194	2,008
Accumulated other comprehensive loss	(8)	(8)
Noncontrolling interests	4,425	4,883
TOTAL EQUITY	6,723	7,066
TOTAL LIABILITIES AND EQUITY	$12,332	$12,256

NEXTERA ENERGY PARTNERS, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)
(unaudited)
PRELIMINARY

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(398)	$(488)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	200	192
Intangible amortization - PPAs	77	46
Change in value of derivative contracts	602	589
Deferred income taxes	(44)	(35)
Equity in earnings of equity method investees, net of distributions received	50	(27)
Equity in losses of non-economic ownership interests	7	10
Other - net	17	28
Changes in operating assets and liabilities:
Other current assets	(10)	(34)
Other non-current assets	1	(2)
Other current liabilities	(16)	(25)
Other non-current liabilities	(4)	(2)
Net cash provided by operating activities	482	252
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of membership interests in subsidiaries - net	—	(1,028)
Capital expenditures and other investments	(236)	(39)
Payments to related parties under CSCS agreement - net	(70)	(459)
Distributions from equity method investee	8	—
Other	15	7
Net cash used in investing activities	(283)	(1,519)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common units - net	2	3
Issuances of long-term debt	68	1,650
Retirements of long-term debt	(17)	(1,001)
Debt issuance costs	(1)	(18)
Partner contributions	7	2
Partner distributions	(320)	(259)
Preferred unit distributions	(6)	(17)
Proceeds from differential membership investors	94	66
Payments to differential membership investors	(23)	(22)
Payments to Class B noncontrolling interest investors	(34)	(15)
Proceeds on sale of Class B noncontrolling interests - net	—	893
Change in amounts due to related parties	(2)	29
Net cash provided by (used in) financing activities	(232)	1,311
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(33)	44
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - BEGINNING OF PERIOD	132	166
CASH, CASH EQUIVALENTS AND RESTRICTED CASH - END OF PERIOD	$99	$210